UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2018

Williams-Sonoma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14077	94-2203880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Van Ness Avenue, San Francisco, California 94109

(Address of principal executive offices)

Registrant’s telephone number, including area code (415) 421-7900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On August 24, 2018, Williams-Sonoma, Inc. (the “Company”) amended its Reimbursement Agreements, dated as of August 30, 2013, and as previously amended on August 29, 2014, August 28, 2015, August 26, 2016 and August 25, 2017, with each of Bank of America, N.A., Wells Fargo Bank, N.A. and U.S. Bank National Association (collectively, the “Banks”), to extend the maturity dates of the agreements. These Reimbursement Agreements allow the Company and its subsidiary, Williams-Sonoma Singapore Pte. Ltd. (the “Singapore Subsidiary”), to request the Banks to issue letters of credit on the Company’s behalf, the Singapore Subsidiary’s behalf or on behalf of any of its subsidiaries until the maturity of the agreements on August 24, 2019. The latest expiration possible for any future letters of credit issued under the facilities is now January 21, 2020. The aggregate credit available under the facilities remains at $70,000,000. The Company also has a $500,000,000 unsecured revolving line of credit and a $300,000,000 unsecured term loan facility with Bank of America, N.A., Wells Fargo Bank, N.A. and U.S. Bank National Association, among others. As of August 24, 2018, there was $5,803,000 of issued letters of credit outstanding under the facilities.

The letter of credit facilities contain certain restrictive loan covenants that are consistent with the Company’s unsecured revolving line of credit, including, among others, a financial covenant requiring a maximum leverage ratio (funded debt adjusted for lease and rent expense to earnings before interest, income tax, depreciation, amortization and rent expense “EBITDAR”) of 3.5 to 1.0, and covenants limiting the Company’s ability to dispose of assets, make acquisitions, be acquired (if a default would result from the acquisition), incur indebtedness, grant liens and make investments. The Company’s obligations under the letter of credit facilities are guaranteed by certain of the Company’s U.S. subsidiaries. The Singapore Subsidiary’s obligations under the letter of credit facilities are guaranteed by the Company.

The letter of credit facilities also contain events of default that include, among others, non-payment of drawings under letters of credit or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross defaults to material indebtedness and events constituting a change of control. The occurrence of an event of default will result in the imposition of interest on unreimbursed amounts at the lender’s prime rate (or if greater, the average rate on overnight federal funds plus one-half of one percent) plus 2.0%, and could result in the acceleration of the Company’s obligations under the letter of credit facilities, an obligation of the Company to deposit with the Banks as collateral an amount equal to all outstanding letters of credit, and an obligation of any or all of the Company’s subsidiaries that have guaranteed the letter of credit facilities to pay the full amount of the Company’s obligations under the letter of credit facilities.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 of this Current Report is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS-SONOMA, INC.

Date: August 30, 2018	By:	/s/ Julie Whalen
Julie Whalen
Chief Financial Officer

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